Exhibit 99.1

Vision Bancshares, Inc. Announces Relocation of Company Headquarters

Vision Bancshares, Inc. announced the relocation of its corporate headquarters to 2200 Stanford Road, Panama City, Florida, from 2201 West First Street, Gulf Shores, Alabama, as of February 1, 2005.

“We are pleased with our Board’s decision to strategically reposition the Company’s headquarters to Panama City,” said J. Daniel Sizemore, Chairman and CEO of Vision Bancshares, Inc. “We believe the strategic relocation of our holding company to Panama City positions Vision Bancshares to achieve the greatest overall value for our shareholders and is consistent with our expansion plans into the tremendous areas of growth and development along the Florida panhandle.” Mr. Sizemore further stated, “Importantly, this relocation will have no effect on our customers, as they will continue to benefit from our wide variety of quality financial products while still receiving the highest level of service from our employees.”

Vision Bancshares, Inc. was organized in July 1999, and serves as the parent company for Vision Bank in Alabama with six branch locations throughout Baldwin County and Vision Bank in Florida with three branch offices in Gulf County and three branch offices located in Bay County. The holding company’s total consolidated assets as of December 31, 2004, were $409 million.

SOURCE Vision Bancshares, Inc.

/CONTACT: J. Daniel Sizemore of Vision Bancshares, Inc.,

+1-251-967-4249/

/Web site: http://www.visionbanc.com /

(VBAL)